Exhibit 99.9

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

May 13, 2008

Board of Directors
Tailwind Financial Inc.
BCE Place
181 Bay Street
Toronto, ON M5J2T3

Re: Registration Statement on Form S-4 of Tailwind Financial Inc. (the “Company”), dated May 13, 2008

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated December 11, 2007.

Our opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement (the “Registration Statement”).

In that regard, we hereby consent to the reference to our opinion in the Registration Statement on Form S-4 under the captions “SUMMARY - Fair Market Value of Asset Alliance”, “PROPOSAL 1 - MERGER PROPOSAL - Background of the Merger”, “PROPOSAL 1 - MERGER PROPOSAL - Tailwind Financial’s Reasons for the Merger and Recommendation of the Tailwind Financial Board”, “PROPOSAL 1 - MERGER PROPOSAL – Opinion of Houlihan Lokey”, and “INFORMATION ABOUT TAILWIND - Fair Market Value of Target Business” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex D to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.